EXHIBIT 99.2

inTEST Corporation

SECOND QUARTER 2019 EARNINGS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

August 1, 2019

inTEST Corporation is providing Supplemental Information in conjunction with our 2019 second quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, August 1, 2019, at 5:00 pm EDT. To access the conference call, please dial (323) 794-2597 or (800) 458-4121. The passcode for the live call is 6116328. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

With this Q2 2019 earnings announcement, we are referring to our business somewhat differently in order to more crisply define our historical roots in serving the inherently cyclical semiconductor market and the many other large, more diversified and growing markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which will now be known as our ‘Multi Markets.’ ‘Multi Markets’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multi,’ depending upon how our customers utilize our products or upon their respective applications.

Please see the “Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP)” later in this document for more details on non-GAAP financial measures, as well as a reconciliation from net earnings (loss) to EBITDA, a non-GAAP financial measure.

Summary of Business and Financial Highlights

Today we reported the following results for the second quarter of 2019:

●

Bookings were $15.9 million, up 34% from $11.9 million reported for Q1 2019, and down 17% from $19.3 million reported for Q2 2018. Bookings from Multi Markets were 46% of total bookings for Q2 2019, compared to 53% in Q1 2019 and 38% in Q2 2018.

●

Net revenues were $14.4 million, down 21% from $18.1 million reported for Q1 2019, and down 32% from $21.1 million reported for Q2 2018. Net revenues from Multi Markets were 47% of total net revenues for Q2 2019, compared to 44% in Q1 2019 and 38% in Q2 2018.

●	Gross margin was $6.7 million or 47%, down from $8.8 million or 49% reported for Q1 2019, and down from $10.9 million or 52% reported for Q2 2018.
●	Operating loss was ($294,000), down from operating income of $1.4 million reported for Q1 2019 and down from operating income of $4.5 million reported for Q2 2018.
●

Net loss was ($187,000) or ($0.02) per diluted share, down from net earnings of $1.1 million or $0.11 per diluted share reported for Q1 2019, and down from net earnings of $4.0 million or $0.39 per diluted share reported for Q2 2018.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	6/30/19		3/31/19		$	%	6/30/18		$	%
Bookings
Industrial	$4,623	29.0%	$4,683	39.3%	$(60)	-1.3%	$4,829	25.1%	$(206)	-4.3%
Electronic Test	2,669	16.8%	1,639	13.8%	1,030	62.8%	2,456	12.7%	213	8.7%
Multi Markets (Non-Semi)	$7,292	45.8%	$6,322	53.1%	$970	15.3%	$7,285	37.8%	$7	0.1%
Semi Market (Semiconductor)	8,629	54.2%	5,573	46.9%	3,056	54.8%	11,981	62.2%	(3,352)	-28.0%
	$15,921	100.0%	$11,895	100.0%	$4,026	33.8%	$19,266	100.0%	$(3,345)	-17.4%

Net Revenues
Industrial	$4,279	29.8%	$5,946	32.9%	$(1,667)	-28.0%	$5,000	23.7%	$(721)	-14.4%
Electronic Test	2,432	17.0%	2,005	11.1%	427	21.3%	3,054	14.5%	(622)	-20.4%
Multi Markets (Non-Semi)	$6,711	46.8%	$7,951	44.0%	$(1,240)	-15.6%	$8,054	38.2%	$(1,343)	-16.7%
Semi Market (Semiconductor)	7,641	53.2%	10,111	56.0%	(2,470)	-24.4%	13,043	61.8%	(5,402)	-41.4%
	$14,352	100.0%	$18,062	100.0%	$(3,710)	-20.5%	$21,097	100.0%	$(6,745)	-32.0%

Second quarter Multi Market (non-semi) bookings were $7.3 million, or 46% of total bookings, compared with $6.3 million, or 53% of total bookings in the first quarter.

Second quarter Multi Market (non-semi) net revenues were $6.7 million, or 47% of total net revenues, compared with $8.0 million, or 44% of total net revenues in the first quarter.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin by segment in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	6/30/19		3/31/19		6/30/18
Consolidated
Component material costs	$4,641	32.3%	$5,991	33.2%	$7,100	33.7%
Cost of revenues	$7,633	53.2%	$9,226	51.1%	$10,187	48.3%
Gross margin	$6,719	46.8%	$8,836	48.9%	$10,910	51.7%

Thermal
Component material costs	$3,259	31.0%	$4,161	32.9%	$4,694	33.5%
Cost of revenues	$5,607	53.3%	$6,722	53.2%	$7,136	51.0%
Gross margin	$4,913	46.5%	$5,912	46.8%	$6,863	49.0%

EMS
Component material costs	$1,382	36.0%	$1,830	33.7%	$2,406	33.9%
Cost of revenues	$2,026	52.9%	$2,504	46.1%	$3,051	43.0%
Gross margin	$1,806	47.1%	$2,924	53.9%	$4,047	57.0%

Second quarter gross margin was $6.7 million, or 47%, as compared with $8.8 million, or 49%, in the first quarter. The reduction in the gross margin was the result of an increase in our fixed manufacturing costs as a percentage of net revenues, partially offset by a reduction in our component material costs as a percentage of our net revenues. Consolidated component material costs decreased from 33.2% in Q1 to 32.3% in Q2, reflecting lower component material costs in our Thermal segment.

The decrease in the component material costs in our Thermal segment, which declined from 32.9% in the first quarter to 31.0% in the second quarter, was due to a more favorable product and customer mix in the second quarter as compared to the first quarter in our Ambrell operation. This decline was partially offset by a slight increase in the component material costs of our EMS segment, which saw its component material costs grow from 33.7% in the first quarter to 36.0% in the second quarter, reflecting a less favorable product and customer mix.

Fixed manufacturing costs declined $253,000, or 9% sequentially, to $2.5 million in Q2 2019, and were less favorably absorbed in the second quarter due to the lower net revenues. As a result, these costs represented 17.3% of our net revenues in the second quarter as compared to 15.2% in the first quarter. The reduction in the dollar amount of our fixed manufacturing costs was driven by reduced salary and benefits as we reduced headcount in response to lower production levels.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s, except per share data)	Three Months Ended
					Change				Change
	6/30/2019		3/31/2019		$	%	6/30/2018		$	%
Net revenues	$14,352	100.0%	$18,062	100.0%	$(3,710)	-20.5%	$21,097	100.0%	$(6,745)	-32.0%
Cost of revenues	7,633	53.2%	9,226	51.1%	(1,593)	-17.3%	10,187	48.3%	(2,554)	-25.1%
Gross margin	6,719	46.8%	8,836	48.9%	(2,117)	-24.0%	10,910	51.7%	(4,191)	-38.4%
Selling expense	2,087	14.5%	2,374	13.1%	(287)	-12.1%	2,538	12.0%	(451)	-17.8%
R&D expense	1,208	8.4%	1,284	7.1%	(76)	-5.9%	1,230	5.8%	(22)	-1.8%
G&A expense	3,718	25.9%	3,737	20.7%	(19)	-0.5%	3,335	15.8%	383	11.5%
Adjust to CCL	-	0.0%	-	0.0%	-	-	(710)	-3.4%	710	-100.0%
Operating expenses	7,013	48.8%	7,395	40.9%	(382)	-5.2%	6,393	30.2%	620	9.7%
Operating income (loss)	(294)	-2.0%	1,441	8.0%	(1,735)	-120.4%	4,517	21.5%	(4,811)	-106.5%
Other income (expense)	(6)	0.0%	21	0.1%	(27)	-128.6%	(121)	-0.6%	115	-95.0%
Pre-tax income (loss)	(300)	-2.1%	1,462	8.1%	(1,762)	-120.5%	4,396	20.9%	(4,696)	-106.8%
Income tax expense (benefit)	(113)	-0.8%	324	1.8%	(437)	-134.9%	382	1.8%	(495)	-129.6%
Net income (loss)	$(187)	-1.3%	$1,138	6.3%	$(1,325)	-116.4%	$4,014	19.1%	$(4,201)	-104.7%

Diluted EPS	$(0.02)		$0.11				$0.39
Weighted Avg Shares - diluted	10,411		10,414				10,370

EBITDA (Non-GAAP)	$199	1.4%	$1,960	10.9%	$(1,761)	-89.8%	$4,831	22.9%	$(4,632)	-95.9%

Selling expense declined from $2.4 million for the first quarter to $2.1 million for the second quarter, a decrease of $287,000 or 12%. The reduction in selling expense was primarily driven by reduced commission expense on lower net revenues as well as decreased salary & benefits costs. There were also reductions in warranty and sales travel expenses.

Engineering and product development expense declined slightly from $1.3 million for the first quarter to $1.2 million in the second quarter, a decrease of $76,000 or 6% sequentially. Reductions in salary & benefit costs and patent legal expense were partially offset by increased spending on product development materials.

General and administrative expense was unchanged at $3.7 million for the first and second quarters. Both periods included non-recurring items, with our first quarter G&A expense having $352,000 of acquisition related expense from the transaction that we did not close in the second quarter and $74,000 of expense related to the search for a new board director, while our second quarter G&A expense had $351,000 of acquisition related expense, $175,000 of restructuring related expense and $48,000 of severance related expense. We have now accrued all acquisition-related expenses associated with the aforementioned transaction.

When adjusted to remove these non-recurring costs, our second quarter G&A expense would have declined $167,000 or 5% sequentially. The restructuring expense was related to a planned consolidation of Ambrell’s European facilities and we expect these actions will reduce future operating expenses by $345,000 annually. On an after-tax basis, these non-recurring costs represented $331,000 or $0.03 per diluted share in Q1 and $358,000 or $0.03 per diluted share in Q2.

Other expense was $6,000 in the second quarter as compared to other income of $21,000 in the first quarter. The other expense in the second quarter was driven by foreign exchange transaction losses as well as reduced interest income.

We accrued an income tax benefit of $113,000 for the second quarter compared to $324,000 of income tax expense recorded in the first quarter. Our effective tax rate was 38% in Q2 compared to 22% in the first quarter. Our unusually high effective tax rate in the second quarter was the result of adjustments made to reduce our year-to-date effective tax rate to 18%, approximately the same level we expect our effective tax rate to be for the balance of 2019.

For the quarter ended June 30, 2019, we had net loss of $(187,000) or $(0.02) per diluted share, compared to a net income of $1.1 million or $0.11 per diluted share for the first quarter.

Diluted weighted average shares outstanding were 10,411,276 at June 30, 2019. We issued 35,380 shares of restricted stock to employees during the second quarter and did not re-purchase any shares.

Depreciation expense was $184,000 for the second quarter, while acquired intangible amortization was $315,000, both relatively unchanged from the first quarter.

EBITDA declined from $2.0 million for the first quarter to $199,000 reported for the second quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the second quarter were $7.6 million, down $597,000 from March 31, 2019. During the second quarter the Company paid the final $2.1 million of the earnout payable related to Ambrell. Excluding the $2.1 million earnout payment, cash flow from operations would have been $1.6 million. Cash today is $8.9 million.

We currently expect cash and cash equivalents to grow sequentially through year-end, excluding the impact of any potential acquisition related activities, as well as the impact on cash from a stock buyback.

Accounts receivable decreased $989,000 to $9.2 million or 56 DSO at June 30, 2019.

Inventories were essentially flat at $7.2 million at June 30, 2019, which corresponded to 135 days of inventory.

During the first quarter we implemented ASC 842 for Leases. During the second quarter of 2019, we had a lease modification for our Mansfield, MA facility, which increased our right of use asset and the related lease liability by $1.8 million.

Capital expenditures during the second quarter were $157,000, up slightly from $141,000 in the first quarter.

The backlog at the end of June was $8.8 million, up from $7.2 million at March 31, 2019.

Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended
	6/30/19	6/30/18	3/31/19

Net earnings (loss) (GAAP)	$(187)	$4,014	$1,138
Acquired intangible amortization	315	247	317
Interest expense	-	-	-
Income tax expense (benefit)	(113)	382	324
Depreciation	184	188	181
EBITDA (Non-GAAP)	$199	$4,831	$1,960
Contingent consideration liability adjustment	-	(710)	-
Adjusted EBITDA (Non-GAAP)	$199	$4,121	$1,960

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation and the contingent consideration liability adjustment to net earnings (loss). This non-GAAP financial measure is provided as a complement to the results provided in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges, interest expense, income tax expense (benefit), depreciation and the contingent consideration liability adjustment as these expenses or income items may not be indicative of our current core business or future outlook. This non-GAAP financial measure is used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings (loss) to adjusted EBITDA, is contained in the table above. The presentation of a non-GAAP financial measure is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Semi Market and Multi Markets Net Revenues Percentage Trend (2015 - 2019 YTD)

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